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                                                           EXHIBIT 10.4[11][e]


March 29, 1994


Mr. Loren H. Hildebrand
38362 Crocus Lane
Palm Desert, CA 92260

Dear Loren:

In connection with, and in consideration of, your continuing services in the position of Executive Vice President - Sales with Lewis Galoob Toys, Inc. (the "Company"), the Company hereby offers you the following:

1.       a.      If you are terminated by the Company for reasons other than
                 "cause" (as hereinafter defined), or other than in connection with a change in control of the Company (which is provided for in paragraph 2 below), you will receive a continuation of your base annual salary ("Salary Continuation") that is in effect as of the date of termination of your employment ("Termination
                 Date") and a continuation of certain other benefits as hereinafter provided ("Other Benefits", and collectively with the Salary Continuation "Severance Benefits"), for a maximum period of twelve (12) months from and after the Termination
                 Date ("Extension Period"); provided, however, that from and after your Termination Date you will not receive or be entitled to any continuation of any bonus or profit sharing participation or eligibility for any part or all of the Company's fiscal year in which the Termination Date occurs.
                 Except as provided below, Salary Continuation during the Extension Period will be paid on the Company's normal payroll schedule. If, however, during the Extension Period you commence regular full-time employment elsewhere, your ongoing
                 Severance Benefits shall cease as of the date you commence said employment; provided, however, that as of that date a calculation shall be made to determine the aggregate amount of Salary Continuation (excluding Other Benefits) that remains unpaid and which you would have otherwise been entitled to receive during the remaining portion of the Extension Period, and the Company shall promptly pay you a lump sum (minus withholdings and other required deductions) of an amount equal to one-half (1/2) of that

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                 Salary Continuation calculation.

         b. The Other Benefits referred to in paragraph 1.a. above include all medical, health and welfare and insurance benefits that were in effect and in which you participated as of the Termination Date and these will continue during the Extension Period until the earlier to occur of twelve (12) months from the Termination Date or the date you commence regular full-time employment elsewhere. The provisions and conditions covering these Other Benefits, including but not limited to the amount of any contributions to be made by you on a monthly or other periodic basis, will be governed by the various plans as they are in effect from time to time. Notwithstanding the foregoing, earned Flexible Time Off ("FTO") stops accruing and/or being earned as of your Termination Date and all contributions to the Company's 401k and "cafeteria" benefit plan shall stop as of the Termination Date.

         c. Your automobile allowance and automobile program benefits, including your Company gasoline credit card and reimbursement for maintenance, insurance and other auto-related expenses, will cease as of the Termination Date and will not be extended to you during the Extension Period. The amount constituting the Salary Continuation that you are paid during the Extension Period will be adjusted downward to eliminate the monthly auto allowance that you were receiving immediately prior to the Termination Date.

         d. For purposes of this letter, "regular full-time employment elsewhere" shall not include or be deemed to include any situation where you become self-employed, or any self-employment circumstances where you own or control at least 51% percent of the stock or other controlling equity of an entity that serves as your employer and was created after the Termination Date solely for the purpose of your ongoing employment.

         e.      For purposes of this letter, "cause" shall mean:

                 i. Your gross neglect, knowing refusal or wilful failure to properly perform the material duties and responsibilities of your position or to properly perform to a material extent the reasonable directives or instructions of your immediate supervisor, whether any of the foregoing is evidenced by a single act or a series of acts;

                 ii. Your gross neglect, knowing refusal or wilful failure to adhere or conform to, or abide by, the Company's policies and procedures, whether evidenced by a single act or a series of acts;


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                 iii.     Any act or acts of dishonesty, gross negligence,
                          wilfulness, theft, fraud, violations of law
                          (including, but not limited to, convictions of a felony or other crime involving moral turpitude, or the entering of a guilty plea or a plea of nolo contendre in connection with any such felony or moral turpitude charge) or other intentional conduct, whether or not in the course of or outside the scope of your employment, which in the reasonable opinion of the Company has had, or may or will have, a material adverse effect on the Company's business, property, goodwill or reputation.

2.       Change in Control

         a. For purposes of this letter, a "change in control" of the Company shall be deemed to occur as of the date on which: (i) a person or entity or group of persons or entities, acting in concert ("Person") shall, in a transaction in which the Company is not a party, become the direct or indirect beneficial owner (within the meaning of Rule 13d-3 of the Securities and Exchange Act of 1934, as amended from time to time) of securities of the Company representing fifty-one percent (51%) or more of the combined voting power of the issued and outstanding voting securities of the Company (a "Majority Owner") and/or (ii) the majority of the Company's Board of Directors is no longer comprised of the incumbent Directors who constitute the Board of Directors on the date of this letter and any other individual(s) who becomes a Director subsequent to the date of this letter whose election or nomination for election as a Director, as the case may be, was approved by at least a majority of the Directors who comprise the incumbent Directors as of the date of such election or nomination ("Incumbent Directors"); provided, however, that if the composition of the Company's Board of Directors changes after or in conjunction with a transaction to which the Company is a party that results in a Person becoming a Majority Owner then, for purposes of this Paragraph 3(a), and notwithstanding the approval of the majority of the Incumbent Directors, a change in control will be deemed to have taken place if there is a change in more than one-third (1/3) of the Board of Directors during the twelve (12) month period following such a transaction or in more than one-half (1/2) of the Board of Directors during the twenty-four (24) month period following such a transaction.





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         b.      Subject to paragraph 2.d. below, if within a period of
                 eighteen (18) months following the date of such a change in control:

                 -- you are either terminated for reasons other than cause, or

                 -- you experience a material diminution of your job responsibilities or authority or a demotion in the level of your reporting relationship or a reduction in your then-existing salary, or you are required to relocate outside of the San Francisco Bay area, and within thirty (30) days from the occurrence of such act you exercise your right to terminate your employment by written notice to the Company, then upon such Termination Date you will receive the following:

                 (i) A lump sum payment (minus withholdings and other required deductions) of an amount equal to two (2) times your total base annual salary that is in effect immediately prior to the Termination Date, plus twenty-four (24) times the amount to which you are then entitled for the monthly automobile allowance; and

                 (ii) An additional lump sum payment (minus withholdings and other required deductions) of an amount equal to the greater of two (2) times: (x) the bonus that was actually paid to you for the year's results for the Company's fiscal year immediately preceding the year in which your Termination Date occurs, or (y) the bonus anticipated, if any, for the current fiscal year in which your Termination Date occurs based upon the actual results as compared to the Company's financial plan as of such Termination Date. For clarification purposes, an example of this alternative bonus calculation is set forth in
                          Schedule 1, which is attached hereto and hereby made part of this letter. It is also acknowledged that the amount payable under this subparagraph may be zero if there was no bonus paid in the preceding year and no bonus anticipated in the current year as of the Termination Date.

         c. Subject to paragraph 2.d. below, in addition to the lump sum payments provided for in paragraph 2.b. above, upon termination of your employment pursuant to such paragraph 2.b. you will also receive and be entitled to the following:





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                 (i)      All Other Benefits that were in effect and in which
                          you participated immediately prior to the Termination Date, for a period of twenty-four (24) months following the Termination Date. The provisions and conditions covering these Other Benefits, including but not limited to the amount of any contributions to be made by you on a monthly or other periodic basis, will be governed by the various plans as they are in effect from time to time. Notwithstanding the foregoing, earned FTO stops accruing and/or being earned as of your Termination Date and all contributions to the Company's 401k and "cafeteria" benefit plan shall stop as of the Termination Date.

              (ii) In addition to the lump sum payment of the monthly automobile allowance (referred to in paragraph 2.b.(i) above), for the period of twenty four (24) months following the Termination Date you will be entitled to continue to receive reimbursement for items such as automobile maintenance, insurance and other auto- related expenses, including the use of a Company gasoline credit card, all in accordance with the Company's executive automobile allowance and reimbursement program as it is in effect on the Termination Date and from time to time thereafter.

         d. It is acknowledged and understood that the compensation plus other benefits for which you are otherwise eligible pursuant to a change in control of the Company in accordance with paragraphs 2b. and c. above may constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and that payment of the aggregate total of such compensation and benefits could constitute an "excess parachute payment" under Section 280G of the Code if it equals an amount in excess of 2.99 times your "Base Amount" as that term is defined in said Section 280G, thereby resulting in some or all of such aggregate total being subject to the excise tax under Section 4999 of the Code. (See attached letter from Shereff, Friedman for further explanation.) It is agreed that in such event the aggregate total of such compensation and benefits shall be reduced by the minimum amount necessary so that no portion thereof will be subject to the excise tax under Section 4999 of the Code. It is also understood and agreed that the Company will not "gross-up" or make any other additional payments to you that are intended, directly or indirectly, to partially or wholly offset any such excise tax obligations.





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                                     - 5 -

3. This letter and the other documents expressly referenced herein constitute the sole and exclusive agreement between you and the Company with regard to the specific subject matter contained herein concerning your severance for a termination other than for cause, the definition of "cause", and a change in control, and this letter supersedes and replaces that portion of any prior agreement or covenant, whether written or oral, between you and the Company expressly covering any one or more of these specific items. However, subject to this paragraph 3 and except as expressly set forth and/or amended herein, any other written agreement that you have with the Company concerning your current employment will remain in full force and effect.

4. The terms and conditions of this letter shall continue in full force and effect for a period of twenty-four (24) months from the date of this letter, at which time such terms and conditions shall automatically terminate unless renewed in writing by the Company, or unless prior to that date you have been terminated pursuant to the terms hereof or a change in control has occurred in which event the terms and conditions of this letter will continue for the purposes thereof.

Please sign and date the duplicate originals of this letter in the place provided below, retain one fully executed original for your file and return the other fully executed original to my attention.

Sincerely yours,
LEWIS GALOOB TOYS, INC.


 /s/ William G. Catron
------------------------
William G. Catron
Executive Vice President,
General Counsel and
Chief Administrative Officer


ACCEPTED AND AGREED TO THIS 29th DAY OF March, 1994:



 /s/ Loren H. Hildebrand
------------------------
Loren H. Hildebrand





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Attachments - Schedule 1



                                   SCHEDULE 1

                           BONUS CALCULATION EXAMPLE




Pursuant to paragraph 2.b.(ii) of the letter dated March 30, 1995, to which this Schedule is attached, assume that the executive has a bonus potential based upon achievement of the annual income plan as follows:

                 PLAN                                       BONUS POTENTIAL
                 ----                                       ---------------
                 150%                                             100%

                 125%                                              75%

                 100%                                              50%

                  90%                                              25%

Assume that the executive in question has a maximum bonus potential of 75% of base salary. As the table above illustrates, at 150% of plan, that executive can earn the maximum available bonus or, in this case, 75% of base. If the executive in question had a base salary of $250,000 per year, then the maximum bonus potential in the year for that executive would be $187,500.

Let us assume that the termination of employment for this executive pursuant to paragraph 3.b. of the letter occurs as of June 30 of a particular year. If the net income plan for the Company through June 30 of the year in question was to earn $1 million, and actual earning were $1.5 million, then the executive in question would qualify for a bonus of 2 X $187,500 as the bonus plan component pursuant to paragraph 3.b.(ii)(y) of the letter. In the event that this payment is larger than 2 X the bonus paid to the executive in connection with the previous year's results, he would be paid 2 X $187,500 pursuant to paragraph 3.b.(ii). In the event that the bonus paid to the executive in connection with the previous year's results was higher than $187,500, the executive will be paid 2 X the previous year's bonus payment, as the payment component pursuant to paragraph 3.b.(ii).





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